EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Mobility Electronics, Inc.:
We consent to the incorporation by reference in the registration statements Nos. 333-131222, 333-112023, 333-108623, 333-108283 and 333-99845 on Form S-3 and Nos. 333-116182, 333-102990, 333-69336 and 333-47210 on Form S-8, of Mobility Electronics, Inc. of our reports dated March 15, 2007, with respect to the consolidated balance sheets of Mobility Electronics, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of Mobility Electronics, Inc.
As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment.
/s/ KPMG LLP
Phoenix, Arizona
March 15, 2007